As filed with the Securities and Exchange Commission on August 12, 2020	Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT

UNDER
THE SECURITIES ACT OF 1933

ESSA PHARMA INC.

(Exact name of Registrant as specified in its charter)

British Columbia, Canada (Jurisdiction of Incorporation)	Not Applicable (I.R.S. Employer Identification No.)

Suite 720, 999 West Broadway
Vancouver, British Columbia, Canada V5Z 1K5
(Address of Registrant's Principal Executive Offices)

Amended and Restated Stock Option Plan

Amended and Restated Restricted Share Unit Plan
(Full title of the plan)

CT Corporation System
111 Eighth Avenue, New York, NY, 10011
(Name and address of agent for service)

(302) 658-7581
(Telephone number, including area code, of agent for service)

Copy to:

Ryan J. Dzierniejko, Esq.

Michael J. Hong, Esq.
Skadden, Arps, Slate, Meagher & Flom LLP
One Manhattan West, New York, NY, 10001
(212) 735-3000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of "large accelerated filer," "accelerated filer," "smaller reporting company," and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to sure the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Shares, no par value	941,469(2)	$6.74(4)	$6,345,501.06	$823.65
Common Shares, no par value	5,309,584(3)	$3.41(5)	$18,105,681.40	$2,350.12
Total	6,251,053		$24,451,182.46	$3,173.77(6)

Notes:

(1)	Pursuant to Rule 416 under the U.S. Securities Act of 1933, as amended (the "Securities Act"), the number of Common Shares being registered hereby shall be adjusted to include any additional Common Shares that may become issuable as a result of stock splits, stock dividends, recapitalizations or any other similar transactions effected without the receipt of consideration that results in an increase in the number of the Registrant's outstanding Common Shares in accordance with the provisions of the Amended and Restated Stock Option Plan and the Amended and Restated Restricted Share Unit Plan.
(2)	The Common Shares being registered relate to stock option grants to be undertaken in the future, with option exercise prices to be determined in accordance with the provisions of the Registrant's Amended and Restated Stock Option Plan, and Common Shares to be issued in exchange for restricted share units granted pursuant to the Registrant's Amended and Restated Restricted Share Unit Plan.
(3)	The Common Shares being registered relate to stock options granted under the Registrant's Amended and Restated Stock Option Plan that have not yet been exercised.
(4)	Estimated solely for the purpose of calculating the registration fee pursuant to paragraphs (c) and (h) (1) of Rule 457 under the Securities Act on the basis of the average of the high and low prices for the Common Shares on the Nasdaq Capital Market on August 11, 2020.
(5)	In accordance with paragraph (h)(1) of Rule 457 under the Securities Act, the maximum offering price per Common Share is the option exercise price.
(6)	Prior to the initial filing of this Registration Statement, $4,316,816 aggregate principal amount of securities remained registered and unsold pursuant to Registration Statement No. 333-225056, which was initially filed by the Registrant on May 18, 2018. Pursuant to Rule 457(p) under the Securities Act, $537.44 of the total filing fee of $3,173.77 required in connection with the initial registration of $24,451,182.46 aggregate principal amount of securities under this Registration Statement is being offset against the $537.44 filing fee associated with the unsold securities registered under Registration Statement No. 333-225056.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, or excerpts thereof as indicated, filed by the Registrant with the Commission are incorporated by reference into this Registration Statement:

a)	Annual report on Form 20-F of the Registrant for the fiscal year ended September 30, 2019, filed with the Commission on December 20, 2019;

b)	Report on Form 6-K of the Registrant, furnished to the Commission on October 7, 2019, with respect to the Registrant's News Release;

c)	Report on Form 6-K of the Registrant, furnished to the Commission on February 14, 2020, with respect to the Registrant’s condensed consolidated interim financial statements for the three months ended December 31, 2019, and related Management’s Discussion and Analysis of Financial Condition and Results of Operations;

d)	Report on Form 6-K of the Registrant, furnished to the Commission on February 28, 2020, with respect to the Registrant's News Release and Report of Voting Results;

e)	Report on Form 6-K of the Registrant, furnished to the Commission on May 7, 2020, with respect to the Registrant’s condensed consolidated interim financial statements for the six months ended March 31, 2020, and related Management’s Discussion and Analysis of Financial Condition and Results of Operations;

f)	Report on Form 6-K of the Registrant, furnished to the Commission on August 7, 2020, with respect to the Registrant’s condensed consolidated interim financial statements for the nine months ended June 30, 2020, and related Management’s Discussion and Analysis of Financial Condition and Results of Operations;

g)	All reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), by the Registrant since September 30, 2019; and

h)	The description of the Registrant's common shares included in the Registration Statement on Form 20-F initially filed with the Commission on February 24, 2015.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities offered hereby then remaining unsold, shall be deemed to be incorporated by reference herein and shall be deemed to be a part hereof from the date of the filing of such documents. In addition, any Report on Form 6-K of the Registrant hereafter furnished to the Commission pursuant to the Exchange Act shall be incorporated by reference into this Registration Statement if and to the extent provided in such document.

Item 4.	Description of Securities

Not Applicable.

Item 5.	Interests of Named Experts and Counsel

Not Applicable.

Item 6.	Indemnification of Directors and Officers

The Registrant's directors and officers are entitled to indemnification in the following circumstances:

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(a) Under the Business Corporations Act (British Columbia), a company may indemnify an individual who is or was a director or officer of the company; is or was a director or officer of another corporation, at a time when the corporation is or was an affiliate of the company, or at the request of the company; or at the request of the company, is or was, or holds or held a position equivalent to that of a, director or officer of a partnership, trust, joint venture or other unincorporated entity, and such individual's heirs and personal or other legal representatives, against all costs, charges and expenses, including legal and other fees (but not including judgments, penalties, fines or amounts paid in settlement of a proceeding) actually and reasonably incurred by him or her in respect of any legal proceeding or investigative action, whether current, threatened, pending or completed, to which such individual is made a party by reason of his or her being or having been a director or officer of, or holding or having held a position equivalent to that of a director or officer of, the company or an associated corporation (i) is or may be joined as a party, or (ii) is or may be liable for or in respect of a judgment, penalty or fine in, or expenses related to, the proceeding. A company must not indemnify an individual in certain situations, including if the individual (i) did not act honestly and in good faith with a view to the best interests of the company or of an associated corporation and (ii) in any proceeding other than a civil proceeding, if the individual did not have reasonable grounds for believing that his or her conduct was lawful. Additionally, if an eligible proceeding is brought against an eligible party by or on behalf of the company or by or on behalf of an associated corporation, the company must not (i) indemnify the eligible party in respect of the proceeding; or (ii) pay the expenses of the eligible party in respect of the proceeding.

The company may advance moneys to a director, officer or other individual for the costs, charges and expenses of a proceeding referred to above so long as the company first receives from the director, officer or other individual a written undertaking that, if it is ultimately determined that the payment of expenses is prohibited, the individual will repay the amounts advanced.

The company may purchase and maintain insurance for the benefit of an eligible party (as described above) or the heirs and personal or other legal representatives of the eligible party against any liability that may be incurred by reason of the individual being or having been a director or officer of, or holding or having held a position equivalent to that of a director or officer of, the company or an associated corporation.

(b) The Registrant's articles provide that it will indemnify any individual who is or was a director or alternate director of the Registrant; is or was a director or alternate director of another corporation, at a time when the corporation is or was an affiliate of the Registrant, or at the request of the Registrant; or at the request of the Registrant, is or was, or holds or held a position equivalent to that of, a director or alternate director of a partnership, trust, joint venture or other unincorporated entity, and his or her heirs and legal personal representatives against all judgments, penalties or fines awarded or imposed in, or an amount paid in settlement of a legal proceeding or investigative action, whether current, threatened, pending or completed, in which such individual or any of that individual's heirs and legal personal representatives by reason of his or her being or having been a director or alternate director of the Registrant or an associated corporation (i) is or may be joined as a party, or (ii) is or may be liable for or in respect of a judgment, penalty or fine in, or expenses related to, the proceeding. The Registrant must, after the final disposition of such a proceeding, pay the costs, charges and expenses, including legal and other fees, (but not including judgments, penalties, fines or amounts paid in settlement of a proceeding) actually and reasonably incurred by such person in respect of the proceedings.

(c) The Registrant has entered into indemnification agreements ("Indemnification Agreements") with each of its officers and directors, pursuant to which the Registrant is obligated to indemnify and hold harmless such persons, and their heirs, executors, administrators and other legal representatives of such persons, to the greatest extent possible under applicable law for any and all costs, losses, charges, damages (including, without limitation, incidental, special, consequential, exemplary or punitive damages), liabilities and expenses, regardless of when or how they arose, including any amount paid to settle any actions or proceedings or to satisfy any judgments, reasonably incurred by such person for, or in connection with, any civil, criminal, administrative, investigative or other proceeding, whether threatened, pending, continuing or, to which such person may be involved (whether as a party, witness or otherwise) because of being or having been a director or officer of or acting in a similar capacity with the Registrant or any affiliate of the Registrant. However, such indemnification obligations arise only to the extent that the party seeking indemnification was acting honestly and in good faith with a view to the best interests of the Registrant or an affiliate of the Registrant, and, in the case of non-civil proceedings, that such person had reasonable grounds for believing that his or her conduct was lawful. Under the Indemnification Agreements, the Registrant may advance to the indemnified parties the expenses incurred in defending any such actions or proceedings.

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As permitted by the Business Corporations Act (British Columbia), the Registrant has purchased directors' and officers' liability insurance that, under certain circumstances, insures its directors and officers against the costs of defense, settlement, or payment of a judgment.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.	Exemption From Registration Claimed

Not Applicable.

Item 8.	Exhibits

Exhibit No.	Description
4.1	Specimen common share certificate.(1)
4.2	Articles of Incorporation of the Registrant.(2)
5.1	Opinion of Blake, Cassels & Graydon LLP.
23.1	Consent of Blake, Cassels & Graydon LLP (included in Exhibit 5.1 to this Registration Statement).
23.2	Consent of Davidson & Company LLP.
24.1	Power of Attorney (included on page II-6 of this Registration Statement).

(1)	Incorporated by reference to the Registrant's Registration Statement on Form S-8, filed with the Commission on May 18, 2018.
(2)	Incorporated by reference to the Registrant's Registration Statement on Form 20-F, filed with the Commission on February 24, 2015 (File No. 001-37410).

Item 9.	Undertakings

(a) The undersigned Registrant hereby undertakes:

(i)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(ii)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(iii)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit No.	Description
4.1	Specimen common share certificate.(1)
4.2	Articles of Incorporation of the Registrant.(2)
5.1	Opinion of Blake, Cassels & Graydon LLP.
23.1	Consent of Blake, Cassels & Graydon LLP (included in Exhibit 5.1 to this Registration Statement).
23.2	Consent of Davidson & Company LLP.
24.1	Power of Attorney (included on page II-6 of this Registration Statement).

(1)	Incorporated by reference to the Registrant's Registration Statement on Form S-8, filed with the Commission on May 18, 2018.
(2)	Incorporated by reference to the Registrant's Registration Statement on Form 20-F, filed with the Commission on February 24, 2015 (File No. 001-37410).

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, Province of British Columbia, Canada on August 12, 2020.

ESSA PHARMA INC.

By:	/s/ David Parkinson
	Name:	David Parkinson
	Title:	President and Chief Executive Officer

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POWER OF ATTORNEY

Each person whose signature appears below authorizes David Parkinson and David Wood as his attorney in fact and agent, with full power of substitution and resubstitution, to execute, in his name and on his behalf, in any and all capacities, this Registration Statement on Form S-8 and any amendment thereto (and any additional registration statement related thereto permitted by Rule 462(b) promulgated under the Securities Act of 1933 (and all further amendments including post-effective amendments thereto)) necessary or advisable to enable the Registrant to comply with the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission, in respect thereof, in connection with the registration of the securities which are the subject of such registration statement, which amendments may make such changes in such registration statement as such attorney may deem appropriate, and with full power and authority to perform and do any and all acts and things whatsoever which any such attorney or substitute may deem necessary or advisable to be performed or done in connection with any or all of the above-described matters, as fully as each of the undersigned could do if personally present and acting, hereby ratifying and approving all acts of any such attorney or substitute.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on August 12, 2020.

Signature	Title

/s/ David Parkinson	President and Chief Executive Officer
David Parkinson	(Principal Executive Officer)

/s/ David Wood	Chief Financial Officer
David Wood	(Principal Financial Officer and Principal Accounting Officer)

/s/ Richard Glickman	Chairman of the Board
Richard Glickman

Director
Franklin Berger

/s/ Scott Requadt	Director
Scott Requadt

/s/ Alex Martin	Director
Alex Martin

/s/ Gary Sollis	Director
Gary Sollis

Director
Ari Brettman

/s/ Marella Thorell	Director
Marella Thorell

/s/ Sandy Zweifach	Director
Sandy Zweifach

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AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned certifies that it is the duly authorized United States representative of ESSA Pharma Inc. and has duly caused this Registration Statement on Form S-8 to be signed by the undersigned, thereunto duly authorized, in the City of Houston, Texas on August 12, 2020.

ESSA PHARMACEUTICALS CORP.
(Authorized Representative in the United States)

By:	/s/ David Wood
	Name:	David Wood
	Title:	Chief Financial Officer

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